EXHIBIT 99.1

Sevcon, Inc. 155 Northboro Road Southborough, MA 01772
For Immediate Release

SEVCON REPORTS FINANCIAL RESULTS FOR FIRST QUARTER FISCAL 2013

SOUTHBOROUGH, Mass., Jan. 29, 2013 - Sevcon, Inc. (Nasdaq: SEV) a global manufacturer of drivetrain controls for electric and hybrid vehicles, today reported financial results for the first quarter of fiscal 2013 ended December 29, 2012.

First Quarter Fiscal 2013 Results Summary

•
Revenues were $6.6 million, compared with $8.5 million in the first quarter of fiscal 2012, resulting from the fluctuations in demand from most of the Company’s markets that began in the fourth quarter of fiscal 2012.

•	Operating loss was $1.2 million, compared with operating income of $0.25 million in the first quarter last year.

•	Net loss was $1.3 million, or ($0.39) per diluted share, compared with net income of $284,000, or $0.08 per diluted share, a year earlier.

Management Comments

“Challenging global economic conditions continued to adversely affect both the off-road and on-road segments of our business in the first quarter,” said President and CEO Matt Boyle. “Product demand for traditional off-road industrial EV applications remained soft, reflecting ongoing weakness in the global construction and mining sectors. Despite the strength we saw in the fourth quarter of fiscal 2012, our sales in the fork lift truck segment were essentially flat on a year-over-year basis. As we experienced in the fourth fiscal quarter of 2012 product sales to customers in the on-road EV market were down overall from the first quarter last year, despite double digit growth in sales for two-wheel applications such as electric scooters and motorcycles.”

“Revenues in Sevcon’s core business, the Controls segment, declined 23% from the first quarter last year,” Boyle said. “Weak demand in Europe, and to a lesser extent in North America, continued to negatively affect our results.  Continuing the trend we saw in the fourth fiscal quarter of 2012 sales in Japan were higher year-over-year, driven primarily by a rebound in Japanese demand for off-road industrial EV products. Revenues in Europe and North America were 44% and 18% lower, respectively, than in the same quarter last fiscal year, while sales in the Far East were up 17%.”

“Despite the difficulties we faced in the first quarter, we remain positive about the outlook for our business,” said Boyle. “After experiencing exceptionally weak order flow this past October and November, we were pleased to see signs of improvement in December that continued into January 2013. Nonetheless, our near-term focus is to return the business to operating profitability and we are implementing measures designed to rapidly accomplish this goal.”

“Looking ahead longer term, we believe that Sevcon is well-positioned to leverage the underlying strength in global demand for green transportation,” Boyle said. “Our recent investments in sales and customer support are enabling us to continue expanding our project pipeline through new relationships with OEM and Tier 1 automotive suppliers in Europe, Asia and North America. In addition, our recently expanded engineering team is advancing our technology in ways that promise to make electric vehicles safer, more convenient and more cost-efficient in markets around the world. We look forward to reporting our progress on these initiatives in the quarters ahead.”

First-Quarter Fiscal 2013 Conference Call Details

Sevcon has scheduled a conference call to review its first-quarter results tomorrow, January 30, 2013 at 9:00 a.m. ET. A webcast of the call will be available at the Investor Relations section of the Company’s website, www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

First Quarter Fiscal 2013 Financial Highlights
(in thousands except per share data)

	Three months ended
	December 29,		December, 31
	2012 (unaudited)		2011 (unaudited)

Net sales		$6,640	$8,515
Operating (Loss) Income		(1,185)	252
(Loss) Income before income taxes		(1,410)	373
Net (Loss) Income	$	(1,302)	$284
Basic (Loss) Income per share	$	( .39)	$.09
Diluted (Loss) Income per share	$	( .39)	$.08
Average shares outstanding		3,339	3,313

Summarized Balance Sheet Data

	(in thousands of dollars)
	December 29, 2012 (unaudited)	September 30, 2012 (derived from audited statements)

Cash and cash equivalents	$1,289	$2,823
Receivables	5,376	5,858
Inventories	6,456	6,346
Prepaid expenses and other current assets	1,981	1,932
Total current assets	15,102	16,949
Long-term assets	6,615	6,612
Total assets	$21,717	$23,561

Current liabilities	$4,240	$5,044
Liability for pension benefits	10,312	10,264
Other long-term liabilities	1,763	1,774
Stockholders’ equity	$5,402	6,479
Total liabilities and stockholders’ equity	$21,717	$23,561

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com

Forward-Looking Statements

Statements in this release about Sevcon’s prospects for fiscal 2013 are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted.  Please see the company’s most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:

David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
SEV@InvestorRelations.com	matt.boyle@Sevcon.com